As filed with the Securities and Exchange Commission on March 12, 2026

Registration No. 333-________

________________________________________________________________________________
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________________________________

CoastalSouth Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	57-1184730 (I.R.S Employer Identification No.)

400 Galleria Parkway, Suite 1900 Atlanta, Georgia (Address of Principal Executive Offices)	30339 (Zip Code)

Coastal States Bank 401(k) Plan

(Full title of the plan)

______________________

Stephen R. Stone

President and Chief Executive Officer

CoastalSouth Bancshares, Inc.

400 Galleria Parkway, Suite 1900

Atlanta, Georgia 30339

Tel: (678) 396-4605

(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Mark C. Kanaly

Kerry T. Wenzel

Alston & Bird LLP

1201 W. Peachtree Street, N.E., Suite 4900

Atlanta, GA 30309

Tel: (404) 881-7000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

CoastalSouth Bancshares, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register 290,000 shares of the Company’s common stock that may be purchased in the open market and subsequently issued or distributed pursuant to the Company’s 401(k) Plan (the “Plan”), plus an indeterminate amount of interests to be offered or sold pursuant to the Plan. This Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a) The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Stephen R. Stone at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026;

•
The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-42730) filed with the SEC on July 1, 2025, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•
all documents subsequently filed by us or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding. Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-856 of the GBCC permits articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation, in violation of the director’s duties, of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper personal benefit.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director, to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director.

In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Company’s Articles of Incorporation and Bylaws; Insurance

In accordance with Article VII of the Company’s Bylaws, every person (and the heirs and legal representatives of such person) who is or was a director or officer of the Company or any other corporation of which he or she served as such at the request of the Company and of which the Company directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which it is in any way interested, shall, in accordance with the Bylaws, and to the maximum extent permitted by the GBCC, be indemnified for any liability and expense that may be incurred by such person in connection with or resulting from any threatened, pending or completed action, suit or proceeding, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by our board of directors to act for, in the interest of, or on behalf of the Company; provided such person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in the Company's best interests, and in all other cases, that the conduct was at least not opposed to the Company's best interests, and, in the case of a criminal proceeding, that the person had no reasonable cause to believe that the conduct was unlawful.

Pursuant to Article VII of the Company’s Bylaws, expenses incurred with respect to any proceeding will be advanced by the Company prior to the final disposition of such proceeding upon written affirmation by the recipient of his or her good faith belief that he or she has met the applicable standard of conduct and a written undertaking and agreement of the recipient to repay to the Company such amount of it is ultimately determined that he or she is not entitled to indemnification under the Bylaws.

Notwithstanding the foregoing, under Article VII of the Company Bylaws, no officer or director will be indemnified in respect of any proceeding as to which such person was found liable for negligence or misconduct in the performance of his or her duty to the Company unless and except to the extent that the court in which such proceeding was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

The foregoing rights of indemnification and advancement of expenses are in addition to any rights to which any such director or officer or other person may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and are in addition to the power of the Company to purchase and maintain insurance on behalf of any such director or officer or other person against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Company would have the power to indemnify against such liability under the Company’s Bylaws or otherwise.

In addition, our Articles of Incorporation provide that our directors shall not have any personal liability to the Company or to its shareholders for monetary damages for breach of duty of care or other duty as a director to the fullest extent permitted by the GBCC.

The elimination of personal liability of directors does not apply to any appropriation of any business opportunity of the Company in violation of the director’s duties, acts or omissions which involve intentional misconduct or a knowing violation of law, unlawful distributions or receipt of an improper personal benefit.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed on June 6, 2025)
4.2	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed on June 6, 2025)
23.1*	Consent of Elliott Davis, LLC
24.1*	Power of Attorney (included on signature page)
99.1*	Coastal States Bank 401(k) Plan
107*	Calculation of Filing Fee Table

* Filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(ii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 12, 2026.

COASTALSOUTH BANCSHARES, INC.

By:	/s/ Stephen R. Stone
	Name:	Stephen R. Stone
	Title:	President and Chief Executive Officer

The 401(k) Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 12, 2026.

COASTALSTATES BANK 401(K) PLAN

By:	/s/ Stephen R. Stone
	Name:	Stephen R. Stone
Authorized Signatory

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Stephen R. Stone and Anthony P. Valduga, and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on March 12, 2026.

Signature	Title

/s/ Stephen R. Stone	President, Chief Executive Officer, and Director (Principal Executive Officer)
Stephen R. Stone

/s/ Anthony P. Valduga	Chief Financial Officer & Chief Operating Officer (Principal Financial Officer)
Anthony P. Valduga

/s/ Lauren M. Hemby	Chief Accounting Officer (Principal Accounting Officer)
Lauren M. Hemby

/s/ James S. MacLeod	Chairman
James S. MacLeod

/s/ Patrick M. Frawley	Vice Chairman
Patrick M. Frawley

/s/ John G. Aldridge, Jr.	Director
John G. Aldridge, Jr.

/s/ L. Scott Askins	Director
L. Scott Askins

/s/ Ernst W. Bruderer	Director
Ernst W. Bruderer

/s/ J. Simon Fraser	Director
J. Simon Fraser

/s/ Mark A. Griffith	Director
Mark A. Griffith

/s/ Michael B. High	Director
Michael B. High

/s/ James N. Richardson, Jr.	Director
James N. Richardson, Jr.

/s/ Joseph V. Topper, Jr.	Director
Joseph V. Topper, Jr.